Exhibit 4(b)(xviii)

Classification: Confidential

EXECUTIVE SERVICE AGREEMENT

THIS EXECUTIVE SERVICE AGREEMENT BETWEEN

(1)	Lloyds Bank plc (the “Employer”) whose registered office is at 25 Gresham Street, London EC2V 7HN; and

(2)	William Chalmers (the “Executive”) of _______________________________________________ .

IT IS AGREED as follows:

1	Appointment Pre-Conditions and Term

Appointment

1.1	Provided the Executive has satisfied the conditions set out in Clause 1.6 below, the Employer shall employ the Executive as Chief Financial Officer or in such other executive capacity as the Employer may from time to time reasonably require (the “Employment”).

1.2	The Executive’s role is as described in the Executive’s Role Profile. The Executive’s Role Profile is non-contractual and may be amended or replaced by the Employer from time to time. As at the date of this Agreement, the Executive’s role is a “senior management function” under the Financial Services and Markets Act 2000 “Senior Management Function” and will be subject to the Senior Managers and Certification Regime (“SMCR”).

1.3	The Executive will report to António Horta-Osório or such person carrying out the CEO (or equivalent) role from time to time.

1.4	This Agreement (including appendices and addendums), together with the Offer Letter, constitutes the contract of employment.

Warranties given by the Executive

1.5	By entering into this Agreement, the Executive warrants and represents that:

1.5.1	the Executive is not prevented from taking up the Employment under this Agreement by any obligation or duty owed to any third party, whether contractual or otherwise;

1.5.2	the Executive is entitled to work in the United Kingdom and will notify the Employer immediately if he/she ceases to be so entitled during the employment;

1.5.3	the Executive has been provided with a copy of the Executive’s Role Profile and Statement of Responsibilities in place as at the date of this Agreement; and

1.5.4	the Executive reasonably believes that he/she is fit and proper to perform the functions and responsibilities outlined in the Executive’s Role Profile and Statement of Responsibilities in place from time to time.

Pre-conditions

1.6	The Executive’s Employment is conditional upon:

1.6.1	the Employer being satisfied that the Executive is fit and proper to perform the functions and responsibilities outlined in the Executive’s Role Profile and Statement of Responsibilities in place from time to time;

Classification: Confidential

1.6.2	the Executive having been granted any approval or certification required by the Financial Conduct Authority (“FCA”) and/or the Prudential Regulation Authority (“PRA”) (as applicable) under the Financial Services and Markets Act 2000 as amended from time to time (“FSMA Approval”) to perform such functions as the Employer reasonably requires having regard to the Executive’s Role Profile and Statement of Responsibilities in place at the time of the Executive’s appointment, the Employer having acted promptly to take any steps required to secure regulatory approval;

1.6.3	the satisfactory completion of such recruitment formalities as the Employer requires (having regard, without limitation, to the requirements of any relevant Regulatory Handbooks from time to time) including Disclosure and Barring Service checks or equivalent checks under overseas legislation, obtaining references for a period and in a form acceptable to the Employer, fraud checks and credit checks; and

1.6.4	the Executive having the right to live and work in the United Kingdom and providing (and allowing the Employer to retain a copy of) such evidence as may be required to demonstrate that he/she has such a right or the Employer obtaining permission from the UK Border Agency for the Executive to take up this Employment.

If the conditions are not satisfied by the Commencement Date then, the Employer agrees to postpone the Commencement Date for a reasonable period until the conditions have been satisfied. Thereafter, unless the Employer decided to waive the conditions, this Agreement shall not take effect and the Executive shall not have any claim for compensation or otherwise against the Employer by reason of this. If the Employment commences before all the conditions have been satisfied (or waived by the Employer) and are not subsequently satisfied within a reasonable period the Employment may be terminated without notice or payment in lieu of notice.

Term

1.7	The Employment shall begin on the earliest date on which the Executive is legally free to join the Group or, if a later date is mutually agreed between the parties, such later date as is mutually agreed (the “Commencement Date”) and shall continue until terminated:

1.7.1	by not less than 12 months’ notice given by the Employer to the Executive; or

1.7.2	by not less than 6 months’ notice given by the Executive to the Employer; or

1.7.3	under a provision set out in Clause 11.

2	Duties of the Executive

General Duties

2.1	The Executive will during the Employment:

2.1.1	devote their whole time, attention and skill to the Employment during normal office hours and during such other times as may reasonably be required for the effective performance of the duties under this Agreement;

2.1.2	properly perform the duties set out in this Agreement and properly exercise any powers conferred by this Agreement;

2.1.3	perform duties for any other Group Company whether for the whole or part of the Executive’s working time as required by the Employer. The Employer will remain responsible for the payments and benefits the Executive is entitled to receive under this Agreement;

Classification: Confidential

2.1.4	accept any offices or directorships as reasonably required by the Employer;

2.1.5	if reasonably required by the Employer, act jointly with any other person appointed by the Employer;

2.1.6	comply with all rules, requirements, regulations, policies and codes issued by the Employer or any other Group Company and notified to the Executive that apply to the Employment;

2.1.7	keep their line manager promptly informed of the conduct of the Executive’s duties, plans for the future performance of the duties and of any conflict of interest to which the Executive is or may become subject;

2.1.8	comply with any policy directions or reasonable other directions issued by the Employer;

2.1.9	abide by any statutory, fiduciary or common law duties to any Group Company of which the Executive is a director;

2.1.10	use best endeavours to promote the interests and reputation of every Group Company; and

2.1.11	keep the Employer advised of the Executive’s current UK residential address.

Regulatory Duties

2.2	Without prejudice to any other duties or responsibilities, the Executive must:

2.2.1	comply with any relevant Regulatory Handbooks and with all rules, requirements, regulations and codes, as amended or replaced from time to time, imposed or recommended by any industry or regulatory body (including, but not limited to, the UK Listing Authority, the Financial Reporting Council, the PRA and FCA) that apply to the Employment. Such rules may include such Conduct Rules that apply by law or are notified to the Executive from time to time; and

2.2.2	comply with those regulatory duties set out in Appendix 2 to this Agreement.

FSMA Approval

2.3	During the period of this Agreement the Executive will not do anything which could cause the Executive to be disqualified from continuing to act as a director of any Group Company or cease to hold any FSMA Approval in respect of the Employment. If the Executive is not required by the Employer to have any such FSMA Approval at the date of appointment under this Agreement then the Executive will not do anything which would prevent the Executive from being so approved in the future.

Delegation of duties

2.4	The Executive may delegate responsibilities, provided always that the Executive delegates the responsibilities to an appropriate person. Where the Executive delegates any of his/her responsibilities in accordance with this clause, the Executive must supervise the delegate on a continued basis to ensure that the responsibilities are discharged in an effective and compliant manner by the delegate.

Classification: Confidential

Disclosure of Wrongdoing

2.5	The Executive will promptly disclose to the Board full details of any wrongdoing by any employee or director of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company.

Interests of the Executive

2.6	By entering into this Agreement the Executive confirms that he/she has disclosed in writing to the Employer any interests he/she holds (for example, shareholdings or directorships) or activities he/she undertakes, whether or not of a commercial or business nature (except interests in any Group Company). The Employer may, as a condition to the commencement of the Employment require the Executive to dispose of or otherwise relinquish any such interest or activity which it reasonably believes might give rise to a conflict of interest or interfere with the performance of the Executive’s duties under the Employment.

2.7	During the Employment (including any Garden Leave Period) the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity of a commercial or business nature nor assume or acquire any interest of the type referred to in Clause 2.6 above except as a representative of the Employer or with the written consent of their line manager.

There is a regulatory limit on the number of directorships which Executive Directors of the Group may hold. The Executive must not hold more than one executive directorship (and for these purposes multiple directorships of Group Companies count as one executive directorship) and two non-executive directorships during the Employment (including any Garden Leave Period). Subject to this limit, if the Executive would like to accept a non-executive directorship in addition to any which may have been in disclosed in accordance with Clause 2.6 and approved by the Group, then reference should be made to the “Manual for Group and Ring Fenced Bank Board Members” for further guidance. The latest version of the manual can be obtained from the Group Company Secretary or Deputy Company Secretary, who will also be able to provide further guidance on additional directorships.

2.8	The Executive will (and will use best endeavours to ensure that the Executive’s spouse and any dependents) comply with all rules of law, including Part V of the Criminal Justice Act 1993, the Model Code appended to Chapter 9 of the Listing Rules of the UK Listing Authority, the FCA’s Code of Market Conduct and all other rules, policies or codes applicable to the Employer or the Executive from time to time in relation to the holding or trading of securities, including in relation to the disclosure of inside information (in each case as amended or replaced from time to time).

2.9	The Executive will not, directly or indirectly, receive any benefit from any person having or seeking to have business transactions with any Group Company (other than reasonable corporate hospitality and seasonal or occasional gifts of limited value which have been recorded in the appropriate internal register).

Medical Examination

2.10	At any time during the Employment the Employer may require the Executive to undergo a medical examination by a medical practitioner appointed by the Employer. The Executive authorises that medical practitioner to disclose to the Employer any report or test results prepared or obtained as a result of that examination and to discuss with it any matters arising out of the examination which are relevant to the Employment or which might prevent the Executive properly performing the duties of the Employment.

Classification: Confidential

Location

2.11	The Executive will work in anywhere in London as required by the Employer. The Executive shall travel to such places within or outside the United Kingdom as the Employer may specify.

Hours of Work

2.12	The Employer’s normal business hours are 9am to 5pm Monday to Friday inclusive with a daily lunch break. It may be necessary for the Executive to work hours in excess of the Employer’s normal business hours in order to perform the Executive’s duties of Employment to the satisfaction of the Employer. The Executive shall not be entitled to receive any further remuneration for any additional hours worked.

2.13	The parties agree that the nature of the Executive’s position is such that the Executive’s working time cannot be measured and, accordingly, that the Executive’s appointment falls within the scope of Regulation 20(1) of the Working Time Regulations 1998 (the “Regulations”). In the event that Regulation 20(1) does not apply to the Executive’s Employment, the Executive agrees that the limit in Regulation 4(1) of the Regulations shall not apply to the Executive and that the Executive’s working time may therefore exceed an average of 48 hours for each seven day period in the applicable reference period.

3	Remuneration

3.1	During the Employment the Employer will pay the Executive a salary of £794,938 per annum or such other salary as may be notified to the Executive from time to time. Salary will be paid monthly on or about the 20th day of each month. The Executive shall maintain a bank account with a Group Company into which the Executive’s salary shall be paid.

3.2	The salary referred to in Clause 3.1 above includes director’s fees from the Group Companies and any other companies in which the Executive is required to accept a directorship under the terms of this Employment. To achieve this:

3.2.1	the Executive will repay any fees he/she receives to the Employer; or

3.2.2	the Executive’s salary will be reduced by the amount of those fees; or

3.2.3	a combination of the methods set out in Clauses 3.2.1 and 3.2.2 above will be applied.

3.3	The Executive will be paid such bonus at such times and subject to such conditions as the Employer in its sole and absolute discretion may from time to time determine. In accordance with Clause 4.8 below, payment of such a bonus or participation in a bonus scheme is not a contractual entitlement.

3.4	The Executive will be eligible to participate in any all-employee share schemes or other benefits provided to all employees, or to be considered for participation in any discretionary scheme, operated or offered by the Employer or any Group Company from time to time in accordance with the relevant rules (including, without limitation, any rules as to eligibility) and any requirement as to shareholder approval. In accordance with Clause 4.8 below, participation in any share option, share incentive or other employee benefit plan, scheme or arrangement is not a contractual entitlement.

Performance Adjustment

3.5	Any variable remuneration payable to the Executive in connection with the Employment (in whatever form and whether awarded before or after the date of this Agreement) is subject to Group policy as amended from time to time dealing with performance adjustment. (For these purposes “policy” includes any requirement imposed on the Group by any rules or regulation

Classification: Confidential

including Rule 15A of the PRA Rulebook (as amended or updated from time to time.) Performance adjustment may be dealt with in specific provisions of any plan rules relating to the variable remuneration, in specific award documentation or set out in any applicable policy from time to time. The plan rules, award documents or policy may give the Group the right, in certain circumstances, to defer vesting and release of any unvested variable remuneration (freezing), reduce any variable remuneration prior to award, payment or vesting (malus), and/or may allow the Group to require repayment of payments already made to the Executive and/or the surrender of shares or other benefits provided (clawback). In the case of clawback, this may also be dealt with by way of deduction from any variable remuneration due to the Executive in the future (including, but not limited to, future bonus awards or incentives awards, whether in cash or shares). By entering into this Agreement, the Executive agrees to the operation of performance adjustment and, in particular, consents to such repayment, surrender and deduction in respect of clawback, subject always to the Executive’s right to challenge the Group’s application of performance adjustment and/or clawback in any particular case.

4	Pension and Other Benefits

4.1	Pension

The Executive shall be eligible to participate in Your Tomorrow (the “Scheme”) (or such other registered pension scheme as may be established by the Employer to replace the Scheme) and will be automatically included in the Scheme on joining the Employer. The Executive may be provided with a booklet or other document summarising the terms of the Scheme and should note that these provide a summary only and do not confer any entitlement. The Executive’s membership of the Scheme, including the contributions payable by and on behalf of the Executive, will be subject to and in accordance with the terms of its governing documentation in force from time to time (including, in particular, to the rights of any person to amend or terminate the Scheme) except that:

4.1.1	subject to 4.1.2 below, employer contributions to the Scheme in respect of the Executive will be at the rate of 25% of the Executive’s basic salary referred to in Clause 3.1 above from time to time;

4.1.2	the Executive must contribute to the Scheme at the rate of at least 3% of the Executive’s basic salary referred to in Clause 3.1 above from time to time, or such other amount as agreed in writing by the Group; and

4.1.3	any provisions under the Scheme’s governing documentation for the Employer to pay contributions to the Scheme linked to the level of contributions paid by or on behalf of a member will not apply to the Executive.

The Executive will have the right to opt out of the Scheme (subject to the terms of the Scheme’s governing documentation and to any statutory duty of the Employer to periodically re-enrol the Executive). If the Executive opts out, the Employer will pay the Executive an amount equal to 25% of the basic salary referred to in Clause 3.1 above from time to time as a non-pensionable cash supplement. The Employer may also at its option permit the Executive to opt for contributions to be paid to the Scheme at a rate less than 25% of the basic salary referred to in Clause 3. 1 with the balance of this amount being paid as a non-pensionable cash supplement. The Employer may impose restrictions including, without limitation, a minimum amount which must be paid as pension contributions. The Employer may also at its option deduct from the non-pensionable cash supplement payable to the Executive any tax and national insurance payable by the Employer on the cash supplement. The non-pensionable cash supplement will cease to

Classification: Confidential

be payable during any period in respect of which the Executive is receiving the full Employer contribution to the Scheme (through re-joining or being re-enrolled in the Scheme).

The contribution or non-pensionable cash supplement paid by the Employer will not be taken into account for the purposes of calculating any bonus or other such payments as provided for in Clause 3 above.

4.2	Salary sacrifice arrangements

The Employer operates a salary sacrifice arrangement. Under this arrangement some or all of the Executive’s pension contributions payable to the Scheme from time to time (which may at the Employer’s discretion include both regular or mandatory contributions or voluntary contributions) will be paid on the Executive’s behalf by the Employer in return for a reduction in the Executive’s salary (although it does not affect the Executive’s other pay related benefits or calculations). By signing and/or entering into this contract the Executive has agreed to this reduction. The Executive is therefore automatically a member of the salary sacrifice arrangement unless the Executive is automatically opted out under the terms of the salary sacrifice arrangement, chooses to opt out as permitted under the terms of the arrangement, or is in receipt of a non-pensionable cash supplement in lieu of all or part of the contributions to be paid to the Scheme. The Employer reserves the right to amend or withdraw the salary sacrifice arrangement.

For any period in which the Executive is not a member of the salary sacrifice arrangement, the Executive’s pension contributions to the Scheme will be deducted from the Executive’s salary and paid to the Scheme by the Employer.

4.3	Rights of the Employer

The Employer shall be entitled at any time to terminate or vary the Scheme or the Executive’s membership of it.

4.4	Life Cover

The Executive will be eligible to participate in the Employer’s life assurance arrangements subject to and in accordance with such terms as are from time to time in place.

The amount of life assurance cover (“Life Cover”) in the event of the Executive’s death during the Employment will be equal to four times the basic salary set out in Clause 3.1 above (as revised from time to time), irrespective of whether or not the Executive is a member of any pension scheme operated by the Employer.

If the Executive is a member of the Scheme for retirement benefits, depending on the Executive’s circumstances at the time of the Executive’s death, there may be a further benefit available of up to four times the basic salary set out in Clause 3.1 above (as revised from time to time). The provision of any such benefit will be as provided for in the terms of the Scheme.

Such Life Cover will be provided under the terms of any arrangement designated by the Employer (and may be through an arrangement other than a registered pension scheme).

4.5	Car

The Executive shall be eligible to receive either a company car or a non-pensionable cash allowance payable each month in accordance with the Employer’s car scheme from time to time. Currently the company car allowance is £12,000 per annum.

Classification: Confidential

4.6	Private Medical Cover

Provided the Executive complies with any eligibility requirements or other conditions from time to time set by the Employer and any supplier appointed by the Employer, the Executive may participate, during the Employment, in the Employer’s private health scheme. Family private health cover is provided subject to and in accordance with such terms from time to time on which any appointed supplier provides cover and on such terms as the Employer may from time to time notify to the Executive. Those private health cover arrangements may be reduced, varied or withdrawn by the Employer at any time and at its sole and absolute discretion and the Executive shall have no legal claim against the Employer as a result.

4.7	Health Screening

The Executive will be eligible to receive an annual confidential medical screening by a supplier appointed by the Employer.

4.8	Other Benefits

The Executive acknowledges that (except for any specific awards or entitlements notified to the Executive individually or by a general notice to staff) participation in any bonus, share option, share incentive or other employee benefit plan, scheme or arrangement (“Plan”) is not a contractual entitlement and on termination of the Employment the Executive will have no right to compensation or otherwise against the Employer or any other Group Company by reason of no longer being able to participate in any such Plan.

4.9	Deductions

For the avoidance of doubt, any and all remuneration or benefits provided by virtue of this Agreement shall be subject to such deductions for tax and national insurance as the Employer is required to make by law or the tax and/or national insurance authorities.

5	Expenses

The Employer will refund to the Executive all reasonable expenses properly incurred by the Executive in performing the duties under this Agreement, provided that these are incurred in accordance with the Employer’s policy from time to time. The Employer will require the Executive to produce receipts or other documents as proof for any expenses claimed.

6	Holiday

6.1	The Executive shall be entitled during the Employment to 30 working days’ paid holiday in each calendar year plus bank holidays. In calculating any rights relating to holiday or holiday pay, in any calendar year the Executive will be deemed to take paid holiday in the following sequence: (i) the Executive’s entitlement under Regulation 13, (ii) the Executive’s entitlement under Regulation 13A; and (iii) any contractual entitlement which exceeds the entitlements under Regulations 13 and 13A of the Regulations. Holiday may only be taken at such time or times as the Executive’s line manager shall approve. The Executive agrees that the provisions of Regulations 15(1)-(4) inclusive of the Regulations (dates on which leave is taken) do not apply to the Employment.

Classification: Confidential

6.2	The Executive’s holiday entitlement shall be pro-rated for the year in which the Employment begins and for the year in which the Employment ends. Any accrued but unused entitlement shall be paid out to the Executive on termination of the Executive’s Employment (subject to Clause 9.5 below) unless the Employment is terminated for gross misconduct or in accordance with Clause 11.1 below. Any holiday in excess of their accrued entitlement shall be deducted from any sums owed to the Executive and the Executive hereby gives their consent for such deduction.

7	Confidentiality

7.1	Without prejudice to the common law duties which the Executive owes to the Employer, the Executive agrees to preserve the confidentiality of any trade secrets and/or confidential information belonging or relating to the Employer or its employees or relating to the Works, in whatever form (written, oral, visual and electronic), whether of a technical or commercial nature, disclosed to the Executive by or on behalf of the Employer or its employees or otherwise comes under the control of the Executive in the course of the Employment (“Confidential Information”), and agrees not to (except in so far as may be strictly necessary for the proper performance of the duties under this Agreement or with the prior written consent of the Employer), copy, use, discuss with or disclose to any third party any Confidential Information. This provision will not apply to Confidential Information which becomes public other than through unauthorised disclosure by the Executive. The Executive will use best endeavours to prevent the unauthorised copying, use or disclosure of such information by any third party.

7.2	In the course of the Employment the Executive is likely to obtain Confidential Information belonging or relating to other Group Companies or other persons. The Executive will treat such information as if it falls within the terms of Clause 7.1 above and Clause 7.1 above will apply with any necessary amendments to such information. If requested to do so by the Employer, the Executive will enter into an agreement with other Group Companies or any other persons in the same terms as Clause 7.1 above with any amendments necessary to give effect to this provision.

7.3	The Executive agrees not to, either during or after the termination of the Employment (without the written consent of the Employer) make any public announcement, statement or comment (whether to the media or otherwise) concerning:

7.3.1	the affairs of the Employer or any other Group Company (except in the proper course of performing his duties);

7.3.2	the circumstances of the termination of the Employment and any offices with any other Group Company; or

7.3.3	anything that may be detrimental to the Employer or any other Group Company,

except as required by law or any regulatory body.

7.4	Nothing in this Agreement will prevent the Executive from making a “protected disclosure” in accordance with the provisions of the Employment Rights Act 1996 to the Employer or to the PRA, FCA or, if applicable, to an overseas regulator within the meaning of section 195(3) of the Financial Services and Markets Act 2000. This includes protected disclosures about topics the Executive has previously disclosed to another person.

Classification: Confidential

8	Intellectual Property Rights

8.1	The Executive shall prepare, maintain and promptly disclose to the Employer immediately on creation full written details of all Works made, created or developed, wholly or partially, by the Executive at any time during the course of the Employment (whether or not during working hours or using Group premises or resources). The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in any Work shall automatically, on creation, vest in the Employer absolutely. To the extent that they do not vest automatically, the Executive hereby assigns (or where immediate assignment is not effective, agrees to assign) to the Employer, with full title guarantee, all the Executive’s Intellectual Property Rights in any Work. Pending assignment, the Executive shall hold the Intellectual Property Rights on trust for the Employer. The Executive agrees to promptly execute all documents and do all acts as may, in the opinion of the Employer, be necessary to give effect to this Clause 8.1.

8.2	So far as permitted by applicable laws, the Executive hereby irrevocably waives all moral rights under Chapter IV (Moral Rights) of Part 1 of the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions), which the Executive may have or will have in any Work.

8.3	The Executive hereby irrevocably appoints the Employer to act as the Executive’s attorney to do everything necessary to give the Employer the full benefit of the rights under this Clause 8.

8.4	The rights and obligations of the parties under this Clause 8 shall continue after expiry or termination of this Agreement.

9	Garden Leave and Suspension

Garden Leave

9.1	At any time after notice to terminate the Employment is given by either party, or if the Executive resigns without giving due notice and the Employer does not accept the Executive’s resignation, the Employer may require the Executive to take a period of absence called garden leave (the “Garden Leave Period”). The Garden Leave Period shall last for such period or periods of the notice period as the Employer shall in its absolute discretion determine. The provisions of Clause 9.2 to Clause 9.8 below apply to any Garden Leave Period.

9.2	During the Garden Leave Period, the Executive will not, without prior written consent of their line manager, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature, except any outside interests for which he has already received prior approval. The Employer will have no obligation to provide work to the Executive during the Garden Leave Period. Further, the Executive will not, unless requested by the Employer:

9.2.1	enter or attend the premises of the Employer or any other Group Company;

9.2.2	contact or have any communication with any customer or client of the Employer or any other Group Company in relation to the business of the Employer or any other Group Company;

9.2.3	contact or have any communication with any employee, officer, director, agent or consultant of the Employer or any other Group Company in relation to the business of the Employer or any other Group Company; or

Classification: Confidential

9.2.4	remain or become involved in any aspect of the business of the Employer or any other Group Company except as required by such companies.

9.3	During the Garden Leave Period, the Executive shall be available to deal with requests for information, be available for meetings (unless the Employer has agreed in writing that the Executive may be unavailable for a period) and to advise on matters relating to work. Without prejudice to the Executive’s handover obligations as set out in Appendix 2, on commencement of any Garden Leave Period or at any time during it, the Employer may require the Executive to take such actions as it reasonably requires to effect a handover of the Executive’s duties and responsibilities to any successor(s).

9.4	During the Garden Leave Period, the Employer may require the Executive to comply with the provisions of Clause 12 below, except that there will be no requirement to return any company car in the possession of the Executive. The Employer may also require the Executive to resign immediately from any directorship held in the Employer, any other Group Company or any other company where such directorship is held as a consequence or requirement of the Employment, unless the Executive is required by the Employer to perform duties to which any such directorship relates, in which case the Executive may retain such directorships while those duties are ongoing. The Executive hereby irrevocably appoints the Employer to be the Executive’s attorney to execute any instrument and do anything in the Executive’s name and on their behalf to effect the Executive’s resignation if the Executive fails to do so in accordance with this Clause 9.4.

9.5	During the Garden Leave Period, the Executive will be entitled to receive the salary and all contractual benefits including without limitation any Fixed Share Award in accordance with the terms of this Agreement. Furthermore, the Executive shall not be entitled to any bonus in respect of any Garden Leave Period (unless the rules of any applicable plan provide otherwise) or to any new award pursuant to any share incentive Plan during any Garden Leave Period and any entitlements to a bonus in respect of any period before commencement of the Garden Leave Period and existing share awards will be subject to the rules of the relevant Plan(s). Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any Garden Leave Period will be deemed to be taken by the Executive during the Garden Leave Period in relation to day(s) (not being a Saturday, Sunday, public or bank holiday) during which the Executive was not required to deal with information requests, attend a meeting or give advice.

9.6	The Executive agrees and acknowledges that during any Garden Leave Period the Employer may appoint another person to carry out duties in substitution of the Executive.

9.7	At the end of the Garden Leave Period, the Employer may, at its sole and absolute discretion, pay the Executive basic salary alone in lieu of the balance of any period of notice given by the Employer or the Executive (less any deductions the Employer is required by law to make). Any such payment will be made in monthly instalment subject to and in accordance with Clause 11.7 below.

9.8	All duties of the Employment (whether express or implied), including, but not limited to, the Executive’s duties of fidelity, good faith and under Clauses 2.1, 2.2, 2.3 and 2.4 shall continue throughout the Garden Leave Period. The Executive acknowledges and agrees that being placed on Garden Leave in accordance with the terms of this Agreement will not amount to constructive dismissal from the Employment.

Suspension

9.9	Without prejudice to the Executive’s rights to remuneration and other benefits hereunder, the Employer shall have the right at any time to require the Executive not to attend at any

Classification: Confidential

place of work or otherwise to suspend the Executive from the performance of any duties under this Agreement. During the period of such suspension the Employer may assign the Executive’s duties, titles or powers to another. Further, during such period of suspension the Employer shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work to the Executive. For the avoidance of doubt, during any period of suspension the rights of the Employer and duties of the Executive set out in Clauses 9.2 to 9.8 above shall apply.

10	Restrictions after Termination of Employment

10.1	The Executive is likely to obtain Confidential Information and personal knowledge of and influence over employees of the Group during the course of the Employment. To protect these interests of the Employer, the Executive agrees with the Employer that the Executive will be bound by the following:

10.1.1	subject to Clause 10.2 below, throughout the Employment and during the period of six months commencing with the Relevant Date the Executive will not (either on their own behalf or with any other person, whether directly or indirectly) be employed in or carry on (or be a director of any company engaged in) any business which is or is about to be in competition with any business of the Employer (or any other Group Company) being carried on by such company at the Relevant Date, provided that at any time during the 12 months prior to the Relevant Date the Executive was concerned or involved with that business to a material extent or had access to Confidential Information in respect of it;

10.1.2	throughout the Employment and during the period of 12 months commencing on the Relevant Date, the Executive will not (either on their own behalf or for or with any other person, whether directly or indirectly) entice or try to entice away from the Employer or (as the case may be) any other Group Company any Restricted Employee;

10.1.3	throughout the Employment and during the period of 12 months commencing on the Relevant Date, the Executive will not (either on their own behalf or for or with any other person, whether directly or indirectly) employ or engage or try to employ or engage any Restricted Employee;

10.1.4	throughout the Employment and during the period of 12 months commencing on the Relevant Date, the Executive will not (either on their own behalf or for or with any other person, whether directly or indirectly) canvass, solicit or attempt to entice away from the Employer or (as the case may be) any other Group Company any business of any Relevant Customer or Prospective Customer in respect of the Relevant Services; and

10.1.5	throughout the Employment and during the period of 12 months commencing on the Relevant Date the Executive will not interfere or endeavour to interfere with the continuance of supplies to the Employer and/or any other Group Company or the terms relating to those supplies by any Relevant Supplier.

10.2	In the event that the Employer gives notice to terminate the Executive’s Employment and the Executive works six months or more of the Executive’s notice period, the Employer will not require the Executive to comply with Clause 10.1.1 above following the termination of the Executive’s Employment.

Classification: Confidential

10.3	Following the Termination Date, the Executive will not hold themselves out as being in any way connected with the businesses of the Employer or of any other Group Company (except to the extent agreed by such a company).

10.4	Any benefit given or deemed to be given by the Executive to any Group Company under the terms of this Clause 10 is received and held on trust by the Employer for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Employer.

10.5	The Executive acknowledges that the provisions of this Clause 10 are fair, reasonable and necessary in order to protect the Confidential Information and business connections of the Employer, and any other Group Company, to which the Executive has access as a result of the Employment.

10.6	Each of the obligations in this Clause 10 is an entirely separate and independent restriction on the Executive. If any part is found to be invalid or unenforceable the remainder will remain valid and enforceable.

10.7	The Executive acknowledges and agrees to draw the provisions of this Clause 10 to the attention of any third party who may at any time before or after the termination of the Employment offer to employ or engage the Executive in any capacity and for whom or with whom the Executive intends to work during the 12 months following the Termination Date.

11	Termination

Summary Dismissal

11.1	The Employer may terminate the Employment at any time forthwith by written notice to the Executive (and without any requirement of prior notice) if the Executive shall:

11.1.1	commit any material breach, or continue (after written warning) to commit any breach, of the obligations under this Agreement;

11.1.2	be guilty of a serious breach of the rules, requirements, regulations or codes (as amended or replaced from time to time) of the UK Listing Authority (including the Model Code for transactions in securities by directors of listed companies), the FCA, the PRA or any regulatory authorities relevant to any Group Company or any policy issued by the Employer or Group Company as amended or replaced from time to time;

11.1.3	be guilty of any material misconduct or material neglect in the discharge of the Executive’s duties;

11.1.4	have a bankruptcy order made against them or make any arrangement or composition with the Executive’s creditors or have an interim order made against them pursuant to the Insolvency Act 1986 (or any re-enactment or amendment thereof for the time being in force);

11.1.5	be convicted of any criminal offence which, in the reasonable opinion of the Employer, affects the Executive’s position as an employee under this Agreement;

11.1.6	bring the name or reputation of the Executive or Employer, or any Group Company into disrepute;

11.1.7	be or become prohibited by law from becoming or remaining a director;

11.1.8	be disqualified or disbarred from membership of, or be found to have committed any serious disciplinary offence by, or be found not to be a fit and proper person by,

Classification: Confidential

any professional or regulatory body governing the conduct of the Executive or the business of any Group Company;

11.1.9	cease to have any required FSMA Approval which the Employer reasonably believes is necessary in order for the Executive to perform the functions and responsibilities set out in the Executive’s Role Profile and Statement of Responsibilities (as amended or replaced from time to time);

11.1.10	ceases to be eligible to work in the United Kingdom.

11.2	Where the Executive has been summarily dismissed or where the Executive terminates the Employment in breach of the notice provisions in Clause 1.7.2 above, the calculation of any payment in lieu of any outstanding holiday entitlement in excess of the Executive’s statutory holiday entitlement owed by the Employer to the Executive shall be calculated as being £1.

Absence Dismissal

11.3	If the Executive (owing to sickness, injury or otherwise) does not perform the duties under this Agreement for a period of at least 26 weeks (or at least 26 weeks in aggregate in any period of 12 months) the Employer shall be entitled to terminate the Employment by giving to the Executive not less than three months’ notice at any time while the Executive does not perform the duties and the Executive shall have no claim for compensation or otherwise against the Employer by reason of such termination.

Reconstructions or amalgamation

11.4	If the Employment of the Executive under this Agreement is terminated by reason of the liquidation of the Employer for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions materially no less favourable overall than the terms of this Agreement, then the Executive shall have no claim against the Employer in respect of the termination of the Employment (whether or not the notice required by Clause 1.7 above shall have been given).

Payment in lieu of notice

11.5	Subject to Clause 11.7 below, the Employer may, at any time in its absolute discretion, elect to terminate the Employment and this Agreement by paying to the Executive, in lieu of the notice period referred to in Clause 1.7 or any part thereof, an amount equivalent to the basic salary for such period or part period.

11.6	For the avoidance of doubt:

11.6.1	if the Employer terminates the Executive’s Employment other than in accordance with its rights under this Agreement any entitlement to damages for breach of contract will be assessed on normal common law principles (including the Executive’s obligation to mitigate any losses); and

11.6.2	the right of the Employer to make a payment in lieu of notice does not give rise to any right for the Executive to receive such a payment.

11.7	The Employer will pay any sums due under Clause 11.5 above in monthly instalments over the period until the date on which notice, if it had been served in accordance with Clause 1.7, would have expired (the “Relevant Period”). The Executive is obliged to seek alternative income over the Relevant Period and to disclose the gross amount of any such income to the Employer as evidenced by payslips and/or invoices in a timely manner. The

Classification: Confidential

Employer’s monthly instalment payments pursuant to this Clause 11.7 shall then be reduced by the gross amount of such alternative income earned in respect of any part of the Relevant Period. For the avoidance of doubt, the mitigation provisions do not apply to any income received from any outside interests pre-approved prior to termination of employment.

Redundancy

11.8	In cases of termination by redundancy, the Executive will be entitled to receive a redundancy payment as laid down by statute at the time.

Legal and Regulatory Proceedings

11.9	The Executive agrees, either during or after the termination of the Employment at the request of the Employer, to provide the Employer with such assistance as it may reasonably require in the conduct of any threatened or actual legal proceedings or any inquiry or investigation (whether internal or external) in respect of which the Employer or its legal advisers believe he/she may be able to provide assistance including, but not limited to, providing information, meeting with any Group Company and/or regulatory body and/or legal or other professional advisers, attending any legal or other hearing and giving evidence. The Executive’s reasonable out of pocket expenses incurred in providing such assistance will be reimbursed by the Employer.

12	Return of Property

12.1	The Executive will immediately upon termination of the Employment return to the Employer at such place as the Employer may reasonably specify:

12.1.1	all documents and other materials (whether originals or copies) made or compiled by or delivered to the Executive during the Employment and concerning any Group Company, including any Confidential Information, and will not retain any copies of such documents or materials; and

12.1.2	all other property (including any car provided to the Executive) belonging or relating to any Group Company, in good condition (allowing for fair wear and tear).

12.2	If the Executive has used his/her own device(s) in the course of the Employment, such device(s) must be surrendered to the Employer for removal of any data relating to the Employer on termination, subject to and in accordance with any applicable Group Company Mobile Devices Policy.

13	Directorships

13.1	The Executive’s office in any Group Company is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this Agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail.

13.2	The Executive must resign from any office held in any Group Company if asked at any time to do so by the Employer and upon termination of the Employment.

13.3	By entering into this Agreement, the Executive irrevocably appoints the Employer as attorney to act in the Executive’s name and on the Executive’s behalf to execute any document or do anything in the Executive’s name necessary to effect the Executive’s

Classification: Confidential

resignation in accordance with Clause 13.2 above. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this Clause 13.3, a certificate in writing (signed by any director or the secretary of the Employer) will be sufficient to prove that the act or thing falls within that authority.

13.4	The termination of any directorship or other office held by the Executive will not terminate the Executive’s Employment or amount to a breach of terms of this Agreement by the Employer.

13.5	During the Employment the Executive will not do anything which could cause the Executive to be disqualified from continuing to act as a director of any Group Company.

13.6	The Executive must not resign office as a director of any Group Company without the agreement of the Employer.

13.7	The Employer will provide director’s and officer’s liability insurance to cover the Executive’s directorships in the Employer and any Group Company and such coverage will continue after termination of employment for the limitation period of any claims.

14	Disciplinary and Grievance Procedures

14.1	Any disciplinary matter affecting the Executive will be dealt with by their line manager.

14.2	If the Executive has any grievance relating to the Employment such grievance should be made in writing to their line manager. If the Executive is dissatisfied with their line manager’s treatment of the grievance, the matter may be referred to the Chief Executive or an alternative sufficiently senior Director.

15	Collective Agreements

There are no collective agreements affecting the Employment of the Executive.

16	Contracts (Rights of Third Parties) Act 1999 and Data Privacy and Counterparts

16.1	No person other than the parties to this Agreement or any Group Company shall have any right to enforce any term of this Agreement under The Contracts (Rights of Third Parties) Act 1999.

16.2	The Executive acknowledges that the Employer will hold, process and disclose personal data (including special data within the meaning of relevant data legislation) provided by the Executive to the Employer for all purposes relating to the performance of this Agreement including, but not limited to:

16.2.1	administering and maintaining personnel records;

16.2.2	paying and reviewing salary and other remuneration and benefits;

16.2.3	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance);

16.2.4	undertaking performance appraisals and reviews;

16.2.5	maintaining sickness and other absence records;

16.2.6	taking decisions as to the Executive’s fitness for work;

Classification: Confidential

16.2.7	providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies for social security and other purposes, Her Majesty’s Revenue and Customs and the Contributions Agency;

16.2.8	providing information to future purchasers of the Employer or of the business in which the Executive works;

16.2.9	providing information to regulatory authorities (including but not limited to the PRA and the FCA); and

16.2.10	transferring information concerning the Executive to a country or territory outside the EEA.

16.3	The Executive confirms that they have read the Group’s Colleague Data Privacy Notice (the “DPN”) set out in Appendix 1 to this Agreement.

16.4	The Executive acknowledges that during the Employment the Executive will have access to and process, or authorise the processing of personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Employer. The Executive agrees to comply with the Group’s Data Privacy Policy in relation to such data and to abide by the Employer’s data protection policy issued from time to time.

16.5	Fraud prevention databases have been established for the purpose of allowing organisations to share data on their employment fraud cases. The Executive acknowledges that the personal information that the Employer has collected from the Executive will be shared with Cifas, a not-for-profit fraud prevention agency of which the Group is a member, who will use it to prevent fraud, other unlawful or dishonest conduct, malpractice, and other seriously improper conduct. If any of these are detected the Executive acknowledges that this could impact on the Executive’s continued employment.

The Executive acknowledges that their personal information will also be used to verify the Executive’s identity.

Further details as to how the Executive’s information will be used by the Employer and Cifas, including the Executive’s data protection rights, can be found on the Chief Security Office Interchange pages. If the Executive requires further information, they can contact lnsiderRisk@lloydsbanking.com.

16.6	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts together shall constitute the one agreement.

17	Other Agreements

17.1	This Agreement shall be in substitution for all existing contracts of service or consultancy between the Employer or any Group Company and the Executive, which (without prejudice to any accrued rights) shall be treated as cancelled with effect from the Commencement Date.

17.2	This Agreement together with the Offer Letter,,the Deed of Indemnity, and the Addendum to the Service Agreement and any documents referred to herein (except those which are expressly stated to be non-contractual) comprises the whole agreement between the Employer and the Executive relating to the Employment, to the exclusion of all other warranties, representations made in good faith, undertakings and collateral contracts. In

Classification: Confidential

the event of any conflict between the terms of this Agreement and the Offer Letter, including the terms of the Executive’s remuneration Proposal, the terms of this Agreement shall prevail.

18	Notices

Any notice under this Agreement shall be in writing and shall either be given personally or be sent by prepaid first class post by the Employer to the Executive at their home address notified to the Employer pursuant to Clause 2.1.11 above or at any other last known UK residential address, or by the Executive to the Employer at its address stated above or its other last known address. Any notice sent by the Employer by post shall be deemed to have been received two business days after the date of posting.

19	Interpretation

General

19.1	In this Agreement

19.1.1	where the context permits, references to the singular shall include references to the plural and vice versa;

19.1.2	references to a Clause mean a Clause in this Agreement;

19.1.3	Clause headings are inserted for convenience only and shall not affect the construction of this Agreement.

Definitions

19.2	In this Agreement unless the context otherwise requires:

“Board” means board of directors of the Employer or any duly authorised committee of the same;

“Commencement Date” has the meaning given in Clause 1.7;

“Confidential Information” has the meaning given in Clause 7.1;

“Employment” has the meaning given in Clause 1.1;

“FCA” means the Financial Conduct Authority or any successor;

“FSMA Approval” has the meaning given in Clause 1.6;

“Garden Leave Period” has the meaning given in Clause 9.1;

“Group Company” means any of Lloyds Banking Group pie and its subsidiaries (as such terms are defined in the Companies Act 2006), and “Group” means all of them;

“Intellectual Property Rights” means all intellectual property rights, and interests in or to intellectual property rights, which may subsist in any part of the world, including where such rights are or may be obtained or enhanced by registration, any registrations, applications for registrations and rights to apply for registration of such intellectual property rights;

“Listing Rules” means the listing rules made by the UK Listing Authority;

“Offer Letter” means the letter from the Employer to the Executive setting out the terms in which the Executive will be employed by the Employer;

Classification: Confidential

“Prospective Customer” means any person, firm or company which has been engaged in negotiations, with which the Executive has been personally involved, with the Employer or any other Group Company with a view to purchasing products or services from the Employer or any other Group Company during the period of six months prior to the Relevant Date;

“PRA” means the Prudential Regulation Authority or any successor;

“Regulatory Handbooks” means the rules and guidance issued by the PRA and the FCA, in each case as issued, amended, updated or replaced from time to time;

“Relevant Customer” means any person, firm or company which at any time during the 12 months prior to the Relevant Date was a customer of the Employer or any other Group Company, with whom or which the Executive dealt other than in a de minimis way or for whom or which the Executive was responsible in a supervisory or managerial capacity on behalf of the Employer or any other Group Company at any time during the said period;

“Relevant Date” means (i) in the case of Clause 10.1.1, the earlier of the date the Executive gives notice to terminate the Employment, the Termination Date or the date on which the Executive commences any Garden Leave Period; and (ii) in the case of Clauses 10.1.2 to Error! Reference source not found., the Termination Date or, if earlier, the date on which the Executive commences any Garden Leave Period;

“Relevant Services” means products and services competitive with those supplied by the Employer or any other Group Company at any time during the 12 months prior to the Relevant Date in the supply of which the Executive was involved or concerned other than in a de minimis way at any time during the said period;

“Relevant Supplier” means any person, firm or company which at any time during the 12 months prior to the Relevant Date was a supplier of any goods or services (other than utilities and goods or services supplied for administrative purposes) to the Employer or any Group Company and with whom or which the Executive had personal dealings during the Employment other than in a de minimis way;

“Restricted Employee” means any person who is, at the Relevant Date, or was at any time during the period of 12 months prior to the Relevant Date, employed or engaged as a consultant in the Group in an executive or senior managerial capacity or who reported directly to the Executive and with whom the Executive has had dealings other than in a de minimis way during the course of the Employment;

“Role Profile” means the document prepared in respect of the Executive’s role from time to time which sets out, inter alia, the Executive’s functions and responsibilities;

“Termination Date” means the date on which the Employment terminates;

“UK Listing Authority” means the FCA in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000; and

“Work(s)” means any idea, method, discovery, invention, technical or commercial information, know-how, computer program, semiconductor chip layout, database, drawing, literary work, product, packaging, design, marketing concept, trade or service mark, logo, domain name and all similar works (whether registerable or not and whether copyright works or not) made, created, or developed by the Executive, either alone or with others, during the term of the Employment (whether in or outside the course of the Executive’s duties), which relates to, or is capable of being used in, the business of the Employer or any Group Company.

Classification: Confidential

Where capitalised terms are used in this Agreement but are not defined in it, they will be given the meaning attributed to those terms or should be interpreted in a manner consistent with any Regulatory Handbooks.

20	Governing Law and Jurisdiction

This Agreement is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English courts as regards any claim or matter arising under this Agreement.

Classification: Confidential

EXECUTED by the Executive and a representative of the Employer duly and fully authorised by the Board of the Employer to enter into this Agreement on the first date mentioned above.

EXECUTED as a DEED by the

Executive

William Chalmers

in the presence of:	}	/s/ William Chalmers	Date: 15.03.2019

Witness’s signature: /s/ N. Justice

Name NICHOLA JUSTICE
Address____________

___________________

___________________

Occupation BUSINESS MANAGER

SIGNED on behalf of the Employer acting by Matt Sinnott, Group Reward Director, in the presence of:	}	/s/ Matt Sinnott	Date: 14-02-2019

Witness’s signature /s/ R. Loque
Name RACHAEL LOQUE
Address____________

___________________

___________________

Occupation EXECUTIVE ASSISTANT

Classification: Confidential

APPENDIX 1

GROUP COLLEAGUE DATA PRIVACY NOTICE

How we use your personal information

This privacy notice is to let you know how companies within the Group promise to look after your personal information. This includes what you tell us about yourself and what we learn through the recruitment process. This notice also tells you about your privacy rights and how the law protects you.

Heading	Text
Lloyds Banking Group

Lloyds Banking Group is made up of many different legal entities. You are applying for a role with Lloyds Banking Group. This company is known as the ‘Data Controller’ for information collected about you during the recruitment and on boarding process.

You can find out more about Lloyds Banking Group at www.lloydsbankinggroup.com If you have any questions, or want more details about how we use your personal information, you can email us to ask at PeopleDataManagement@lloydsbanking.com

How we use your information

Data Protection law says that we are allowed to use personal information only if we have a proper reason to do so. This includes sharing it outside Lloyds Banking Group. The law says we must have one or more of these reasons:

•    To fulfil your contract of employment or another contract we have with you, or

•    When it is our legal duty, or

•    When it is in our legitimate interest, or

•    When you consent to it.

A legitimate interest is when we have a business or commercial reason to use your information. Even then, it must not unfairly go against your rights. Examples of legitimate Interests are detailed in the table below.

The law and other regulations treat some types of sensitive personal information as special. This includes information about racial or ethnic origin, sexual orientation, religious beliefs, trade union membership, health data, and criminal records. We will not collect or use these types of data without your consent unless the law allows us to do so. If we do, it will only be when it is necessary:

•     For reasons of substantial public interest, or

•     For employment purposes, or

•     For the detection and prevention of fraud and crime, or

•    To establish, exercise or defend legal claims.

Here is a list of all the ways that we may use your personal information, and which of the reasons we rely on to do so. This is also where we tell you what our legitimate interests are, when that is one of the reasons.

Classification: Confidential

Our reason	What we do

• To enter into and fulfil a contract of employment	• Manage recruitment processes • Manage shortlisting • Obtain references and vetting
• To fulfil another contract we have with you if your application is successful	• Provide pension schemes and life assurance arrangements • Manage shareholding requirements • Manage colleague benefits • Apply colleague discounts
• Our Legal duty	• Ensure rights to work • Comply with legal obligations and regulation • Provide information to regulators, courts or government bodies
• Our legitimate interests	What we do	Explanation of interest
• Retain copies of the application • Ensuring security of premises, data and technology • Address complaints and queries • Market research purposes • Manage training and development

•    To comply with rules and regulations that apply to us

•    To protect our staff, customers and property from inappropriate access, damage, crime or fraud

•    To manage our staff as efficiently as possible

•    To communicate with you and comply with your instructions

•    To run our business in an efficient and proper way. This includes managing our financial position, business capability, planning, adding and testing systems and processes, managing communications, corporate governance and audit.

• Consent	• When we rely on consent to process your information we will tell you when we obtain your consent.
For processing special categories of personal data
• Substantial public interest	• Monitor diversity by using racial, ethnic origin, religion, health and sexual orientation data for diversity monitoring
• For employment purposes	• To make adjustments to accommodate health requirements
• For the prevention and detection of fraud and crime	• Use criminal records data to help detect, prevent and prosecute unlawful acts and fraudulent behaviour
• Legal claims	• Use any special categories of data as needed to establish, exercise or defend legal claims.
• Consent	• When we rely on consent to process your information we will tell you when we obtain your consent.

Classification: Confidential

Groups of Personal Information	We use many kinds of personal information, and group them together like this.
	Type of personal information	Description
	Financial	Details about your salary, bonus, pension and other benefits.
	Contact	Where you live and how to contact you.
	Professional	This includes details about your work or profession, education, skills, languages and qualifications.
	Transactional	Details about bank accounts, salary, pension and tax payments.
	Contractual	Details about performance of your employment contract.
	Behavioural	Details about how you act in the workplace, including performance and disciplinary action.
	Technical	Details on the devices and technology you use.
	Communications	What we learn about you from letters, emails and conversations between us.
	Social Relationships	Contact details of emergency contacts, next of kin and the beneficiaries of any occupational pension or insurance schemes.
	Open Data and Public Records	Details about you that are in public records such as registers of bankruptcies, births or public offices held, or information that is in the public domain, including on social networks.
	Usage Data	Other data about how you use our systems and benefits you choose.
	Documentary Data	Details stored in documents in different formats, or copies of them. For example your passport, drivers licence, or birth certificate.
	Special categories of personal data	Information about: • Racial or ethnic origin • Religious, philosophical and political beliefs • Sexual orientation or sex life • Health data • Criminal records of convictions and offences.
	Consents	Any permissions, consents or preferences that you give us.
	National Identifier	A number or code given to you by a government to identify who you are, such as National Insurance or Social Security number.
Where we get data from	Data you give to us: • When you apply for a role, or complete on boarding literature • When you talk to us during the recruitment process • When you use our systems, tools and websites
Who we receive and share your personal information with

We may receive and share your personal information with other companies within the Lloyds Banking Group and these organisations:

•    Our suppliers, agents and advisers – such as IT provider – that provide services that help us to manage your recruitment, employment and benefits

•    Recruitment agencies

•    Social networks

•    HMRC

•    Disclosure & Barring Service or Disclosure Scotland

Classification: Confidential

• Home Office and other government bodies • Credit reference agencies • Fraud prevention agencies • Your previous employers or referees • Pensions and life assurance providers/trustees.
Criminal Records Checks

The Disclosure and Barring Service or Disclosure Scotland will refer the details provided on your application form to government and law enforcement bodies in accordance with any relevant legislation. The details provided to these bodies will be used for identifying possible matches to records held by them. Where such a match is established, data may be released to the Disclosure and Barring Service or Disclosure Scotland for inclusion on any certificate issued. The details provided on this form may be used to update the records held by the bodies specified above. The details provided on this application form may be used to verify your identity for authentication purposes.

Lloyds Banking Group is required by the Disclosure and Barring Service or Disclosure Scotland Codes of Practice to treat all applicants who have a criminal record fairly and not discriminate because of a conviction or other information revealed. It also obliges us to have a written policy on the recruitment of ex-offenders; a copy of which can be given to Disclosure applicants at the outset of the recruitment process.

Credit Reference Agencies (CRAs)

We may ask you to provide physical forms of identity verification when you apply for a position. Alternatively, we may search credit reference agency files in assessing your application, including searches on any past or other names used by you and searches on addresses where you have lived for the past five years. The agency also gives us other details and information from the Electoral Register to verify your identity. The agency keeps a record of our search, whether or not your application proceeds. Our search is not seen or used by lenders to assess your ability to obtain credit, although it may be used for debt tracing and to prevent money laundering.

You have a right to apply to the credit reference agencies for a copy of your file.

You can find out more about the CRAs on their websites, in the Credit Reference Agency Information Notice. This includes details about:

•   Who they are.

•   Their role as fraud prevention agencies.

•   The data they hold and how they use it.

•   How they share personal information.

•   How long they can keep data.

•   Your data protection rights.

Here are links to the information notice for each of the three main Credit Reference Agencies:
Callcredit www.callcredit.co.uk/crain

Equifax www.equifax.co.uk/crain

Experian www.experian.co.uk/crain

Fraud Prevention Databases

Fraud prevention databases have been established for the purpose of allowing organisations to share data on their employment fraud cases. The personal information we have collected from you will be shared with Cifas, a not-for-profit fraud prevention agency of which Lloyds Banking Group is a member, who will use it to prevent fraud, other unlawful or dishonest conduct, malpractice, and other seriously improper conduct. If any of these are detected this could impact on your continued employment.

Your personal information will also be used to verify your identity.

Further details of how your information will be used by us and Cifas, and your data protection rights, can be found on the Chief Security Office Interchange pages. If you require further information, please contact lnsiderRisk@lloydsbanking.com.

Classification: Confidential

How we use your information to make automated decisions.

When you apply for a position we may use automated processes to assess your suitability for the role. These automated measures are tested regularly to make sure they are fair and unbiased.

Your rights

As a person you have rights over automated decisions made in relation to you. In particular:

•    You can ask that we do not make our decision based on the automated score alone.

•    You can object to an automated decision, and ask that a person reviews it.

If you want to know more about these rights, please contact us

Sending data outside of the EEA.

We will only send your data outside of the European Economic Area (‘EEA’) to:

•    Follow your instructions

•    Comply with a legal duty

•    Work with our suppliers, agents and advisers who we use to help manage your recruitment, employment and benefits

•    Sharing the data within Lloyds Banking Group

If we do transfer information to our agents or advisers outside of the EEA, we will make sure that it is protected in the same way as if it was being used in the EEA. We’ll use one of these safeguards:

•    Transfer it to a non-EEA country with privacy laws that give the same protection as the EEA. Learn more on the European Commission Justice website.

•    Put in place a contract with the recipient that means they must protect it to the same standards as the EEA. Read more about this here <on the European Commission Justice website.

•    Transfer it to organisations that are part of Privacy Shield. This is a framework that sets privacy standards for data sent between the US and EU countries. It makes sure those standards are similar to what is used within the EEA. You can find out more about data protection on the European Commission Justice website.

How long we keep your personal information

We will keep your personal information for the duration of the recruitment process and we may keep your data for up to 3 years for one of these reasons:

•    To respond to any questions or complaints

•    To show that we treated you fairly

•    To maintain records according to rules that applies to us.

We may keep your data for longer than 3 years if we cannot delete it for legal, regulatory or technical reasons. We may also keep it for research or statistical purposes. If we do, we will make sure that your privacy is protected and only use it for those purposes.

If you are successful, you will receive Colleague Data Privacy Notice describing how we will process vour data, including retention periods.

How to get a copy of your personal information, update your information or object to us using it

You have the right of access to your personal data. You also have the right to transfer some information to other organisations. For more details on how to request a copy of your information please email PeopleDataManagement@lloydsbanking.com

We take measures to ensure that the information we process is accurate and proportionate, if you want to update the information we hold or want to object to our use of your personal information please email at PeopleDataManagement@lloydsbanking.com

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Classification: Confidential

APPENDIX 2

REGULATORY DUTIES

In this Appendix 2, capitalised terms which are not defined have the meanings given to them in, or should be interpreted in a manner consistent with, any rules and guidance issued by the PRA and the FCA from time to time.

THE SENIOR MANAGERS AND CERTIFICATION REGIME (“SMCR”)

SENIOR MANAGEMENT FUNCTION

If, following the Executive’s approval by the PRA and/or FCA pursuant to FSMA, the Executive performs a Senior Management Function for one or more firms in Group, this Appendix 2 will apply.

The following documents are referred to in this Appendix 2:

Classification: Confidential

1.	Statement of Responsibilities;

2.	Role Profile; and

3.	the handover guidelines.

These documents outline the Executive’s responsibilities and accountabilities. This Appendix 2 also refers to the Executive Office Handbook which provides guidance which Executives should have regard to in discharging such responsibilities. The Executive should read these documents in conjunction with the Management Responsibilities Map of each firm for which the Executive holds Prescribed Senior Management Responsibilities and/or carries out any Key Functions (as set out in further detail in the Management Responsibilities Map of the relevant firm(s) from time to time).

At all times while the Executive is carrying out a Senior Management Function for any relevant firm within the Group the Executive must:

1.	ensure the Executive is familiar with any relevant Management Responsibilities Map (as amended or updated from time to time) and understand the Executive’s roles and responsibilities in relation to those of other employees carrying out Senior Management Functions;

2.	ensure the Executive’s Statement of Responsibilities and Role Profile are accurate in all material respects and kept up-to-date;

3.	ensure the Executive is familiar with the Executive Office Handbook from time to time and have regard to the guidance it contains in discharging the Executives duties and responsibilities;

4.	discharge any Prescribed Senior Management Responsibilities and Key Functions allocated to the Executive from time to time;

5.	ensure that any persons whom the Executive supervises and/or has operational responsibility for, and to whom the Executive delegate responsibilities, undertake those responsibilities and their duties in a manner compliant with all applicable regulatory requirements. As such, the Executive must take all necessary and appropriate steps to ensure the adequate and continued supervision of such persons;

6.	inform any firm in respect of which the Executive is carrying out a Senior Management Function of any changes in his/her circumstances which the Executive reasonably considers may affect the Executive being considered fit and proper to carry out that function; and

7.	comply with the Senior Manager Conduct Rules and the Individual Conduct Rules.

If the Executive ceases to perform a Senior Management Function, Prescribed Senior Management Responsibility or Key Function (for example, because the Executive’s role changes, the Executive’s employment terminates or the Executive is on garden leave) the Executive must ensure that any person who takes over any such responsibility or function is promptly provided with all information and materials they might reasonably expect to discharge such responsibilities or functions.

The Group has put in place ‘handover guidelines’ which provides guidance on the steps it expects employees carrying out Senior Management Functions to take to ensure compliance with these handover obligations. The Executive may be required to provide a written certificate by way of handover and/or to confirm in writing to the relevant Group Company for which the Executive performs that function that the Executive has complied in all material respects with the Executive’s handover obligations. If the Executive fails to comply with any such obligation, the handover obligations continue to apply until such time as the Executive has adequately discharged them and

Classification: Confidential

the relevant Group Company may take such disciplinary action as it considers appropriate in the circumstances.

Continuation in role is conditional on the Executive:

1.	discharging any responsibilities and functions allocated to the Executive from time to time (including any Prescribed Senior Management Responsibilities or Key Functions);

2.	maintaining FSMA Approval to carry out a Senior Management Function; and

3.	being fit and proper (as determined by the Executive’s employer or any Group entity in respect of which the Executive has FSMA Approval in its or their absolute discretion) to perform any responsibilities and functions assigned to the Executive from time to time (whether pursuant to the Executive’s Role Profile or otherwise).

By signing this Agreement, the Executive is confirming agreement to the terms of this Appendix 2.